BioDrain
MEDICAL

Mr. Gregory W. Sachs
Sachs & Associates, Inc.
5116 Birch Road
Minnetonka, MN 55345

October 20, 2008

Dear Greg,
This is to confirm that the Board of Directors of BioDrain Medical, Inc. (the "Company") has approved a warrant purchase incentive plan for you. As we have discussed, if you assist the Company in obtaining FDA 510(k) approval for our Fluid Management System ("FMS") by specific dates, we will provide you with warrants to purchase the Company's stock. These will be our standard warrants which have a five-year life from the issue date and currently, for this entire incentive plan, will have a strike price of $.46 per share. If you receive any warrants as a result of this plan, we will provide you with our standard warrant agreement.

The dates and shares for this plan are as follows:

If the Company receives FDA 510(k) approval for the FMS by:	You will receive:
4/1/09	50,000 warrants
After 4/1/09 but on or before 5/1/09	25,000 warrants
After 5/1/09 but on or before 6/30/09	10,000 warrants
After 6/30/09	No warrants

These are not cumulative and only apply to the specific period of FDA approval. Example, if the Company receives FDA approval on 4/15/09, you will receive a total of 25,000 warrants.

BioDrain Medical, Incorporated
2060 Centre Pointe Boulevard | Suite 7 | Mendota Heights, Minnesota, USA 55120-1269
Phone: +1-651-389-4800 | fax: +1-651-389-4801 | www.biodrainmedical.com

Greg, we continue to appreciate your efforts with BioDrain and hope that we can help each other by obtaining a rapid FDA approval. Let me know if you have any questions. Otherwise, we will talk again soon.

Sincerely,

Kevin R. Davidson
President & CEO

BioDrain Medical, Incorporated
2060 Centre Pointe Boulevard . Suite 7 Mendota Heights, Minnesota, USA 55120-1269
Phone: +1-651-389-4800 fax: +1-651-389-4801 www.biodrainmedical.com